EXHIBIT 11.1

                                      EMCON
                         COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)


                                                                                                             Three months ended
                                                                                                                  March 31,

                                                                                                          1997                 1996
                                                                                                          ----                 ----

Net income ...............................................................................               $  961               $   34
 Proforma interest income related to modified
  treasury stock method ..................................................................                  N/A                   48
                                                                                                         ------               ------

Adjusted net income ......................................................................               $  961               $   82
                                                                                                         ======               ======

Weighted average number of common shares
 outstanding during the period ...........................................................                8,535                8,457

Common and common equivalent shares outstanding
 for the purpose of calculating primary net income per share .............................                8,472                  N/A
Common equivalent shares from outstanding
 stock options using the modified treasury
 stock method ............................................................................                  N/A                  959
Incremental shares to reflect full dilution (1) ..........................................                    0                    0
                                                                                                         ------               ------

Total shares for purposes of calculating diluted
 income per share (1) ....................................................................                8,472                9,416
                                                                                                         ======               ======

Primary income per share .................................................................               $ 0.08               $ 0.01
                                                                                                         ======               ======

Fully diluted income per share ...........................................................               $ 0.08               $ 0.01
                                                                                                         ======               ======

-----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.




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